                                                                   EXHIBIT 10.15


                                                                         11/2/95

                                   IC WORKS
                                   --------

                          WAFER PRODUCTION AGREEMENT
                          --------------------------

    THIS WAFER PRODUCTION AGREEMENT (this Agreement) is entered into as of November 2, 1995 (the "Effective Date"), by and between IC WORKS Inc., a corporation organized under the laws of California, with offices at 3725 North First Street, San Jose, California 95134-1700 ("ICW"), and Telcom Semiconductor, Inc., organized under the laws of Delaware, with offices at 1300 Terra Bella Avenue, Mountain View, California 94039 ("Customer").

                                   RECITALS:

    A. Customer has designed integrated circuits and wishes to have an additional manufacturing source for certain of such integrated circuits.

    B. ICW is in the business of manufacturing such integrated circuit Wafers and desires to manufacture such integrated circuit Wafers for Customer.

    C. Customer and ICW have agreed to a Stock Purchase Agreement and an Operating Agreement under which Customer will purchase certain foundry equipment to be installed and operated by ICW at the ICW foundry. The Operating Agreement is dated as of the same date as this Agreement and will enable ICW to increase its foundry capacity and to supply integrated circuit Wafers to Customer.

    NOW THEREFORE, the parties agree as follows:

                           SECTION 1.  DEFINITIONS.

    1.1  "Agreement Periods" shall mean the following periods during the terms
          -----------------
of this Agreement:

         First Period   Commencement of the Foundry Ramp through the end of the
                        12 month period that commences on the Foundry Ramp
                        Completion Date

         Second Period  13th month through 24th month after the Foundry Ramp
                        Completion Date

         Third Period   25th month through 36th month after the Foundry Ramp
                        Completion Date

         Fourth Period  37th month through 48th month after the Foundry Ramp
                        Completion Date

         Fifth Period   49th month through 60th month after the Foundry Ramp
                        Completion Date

    1.2  "Final Equipment Price" shall mean the total price that Customer pays
          ---------------------
for all Equipment that Customer purchases or that is purchased and leased to Customer as per the Operating Agreement, including sales tax and shipping.

    1.3  "Foundry Ramp" shall mean the process of implementing the increase in
          ------------
the ICW foundry capacity as described in Exhibit A to this Agreement.

    1.4  "Foundry Ramp Completion Date" shall mean the date when the Foundry
          ----------------------------
Ramp is complete and the ICW foundry has been qualified as set forth in Section
2.5 of the Operating Agreement.

    1.5  "Acceptance Criteria" shall mean the electrical and visual
          -------------------
specifications described in Section 5.3 below and Exhibit D attached to this Agreement.

    1.6  "ICW Capacity Commitment" shall mean ICW's commitment to provide the
          -----------------------
number of Wafer starts for Customer each month as set forth in Section 3.1 below.

    1.7  "Participating Customers" shall mean those ICW customers who, like
          -----------------------
Customer, also are parties to the Stock Purchase Agreement and Operating Agreement referred to in Recital C above.

    1.8  "Process" shall mean the process used by ICW according to this
          -------
Agreement to manufacture the Products, which may be either Customer's Process set forth in Exhibit B, as modified if necessary, or any other process subsequently made available to Customer by ICW for use in the manufacture of the Products, or any equivalent process developed by ICW that meets with Customer's approval.

    1.9  "Product(s)" shall mean Customer's integrated circuits which ICW
          ----------
provides and manufactures in Wafer form.

    1.10 "Proprietary Information" shall mean information that the disclosing
          -----------------------
party considers to be proprietary and/or confidential, including but not limited to, trade secrets, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, diagrams, data, computer programs, business activities and operations, reports, studies and other technical and business information.

    1.11  "Wafer(s)" shall mean silicon wafers manufactured by ICW and sold
           --------
exclusively to Customer using the Process agreed upon by the parties.


                   SECTION 2.  WAFERS AVAILABLE TO CUSTOMER.

    2.1  Wafer Size and Geometry.  All Wafers manufactured for Customer under
         -----------------------
this Agreement will be 6-inch Wafers, except that if ICW makes Wafers available to Customer before commencement of the Foundry Ramp, as set forth in Section 3.3 below, such Wafers will be five (5) inch Wafers. ICW will use commercially reasonable best efforts to reduce the Wafer geometry from 0.6(mu) to 0.35(mu) and to achieve reasonable process compatibility with mutually agreed foundries over time as per the Technology Roadmap that is attached to this Agreement as Exhibit C.

    2.2  Process Technical Description.  For each Process, ICW shall provide
         -----------------------------
Customer in writing with all technical information that Customer reasonably requires to develop circuit simulation models or data bases, or both. The information to be supplied by ICW shall include but not limited to the following:

    (a)  Detailed Design Rules;

    (b)  Process Flow Outline;

    (c)  Process Parameter Specifications;

    (d)  Electric Parameter Specifications;

    (e)  Quality Control Monitor Flow;

    (f)  SPICE Model Parameters; and

    (g)  Other information, as mutually agreed by both Parties.

               SECTION 3.  WAFER CAPACITY AVAILABLE TO CUSTOMER.

    3.1  Wafer Starts Available.  Effective as of the Foundry Ramp Completion
         ----------------------
Date, the "ICW Capacity Commitment" will be the number of Wafer starts per month set forth in Exhibit E to this Agreement. ICW shall use commercially reasonable best efforts to complete the Foundry Ramp by the dates specified in Exhibit A. The ICW Capacity Commitment is based on the Process(es) specified in Exhibit B, and will be subject to adjustment when and if such Process changes or Processes change as per the formula set forth in Exhibit E.

    3.2  Duration of Wafer Availability.  The ICW Capacity Commitment shall
         ------------------------------
remain in effect for five (5) years from the Foundry Ramp Completion Date. Upon termination of such five (5) year period, ICW expects to maintain sufficient capacity such that it can continue to support Wafer starts for Customer, and; therefore, ICW and the Customer may continue a foundry relationship, subject to the parties' agreement on Wafer start levels, prices and such other terms that the parties are to negotiate in good faith at that time.

    3.3  Wafers Prior to Commencement of Foundry Ramp.  The schedule for the
         --------------------------------------------
Foundry Ramp, set forth in Exhibit A to this Agreement, anticipates a lead time of approximately twelve (12) months from the date of this Agreement before the Foundry Ramp will begin. During such period, ICW will make available on a commercially reasonable best efforts basis, engineering and production five (5) inch Wafers from ICW's existing capacity. The purchase price for such five (5) inch Wafers shall be agreed upon by the parties using the following criteria:
(a) process technology, (b) wafer volumes per month, and (c) cycle times. All other terms of this Agreement, other than Sections 6.1, 6.2, 6.3 and 6.4 shall apply to such Wafer purchases.

    3.4  Wafers During Foundry Ramp Period.  After commencement of the Foundry
         ---------------------------------
Ramp, Customer may purchase from ICW six (6) inch Wafers from ICW, sharing proportionately with other Participating Customers in the Wafers available during the Foundry Ramp. The Purchase Price for such six (6) inch Wafers shall be the Net Price, defined in Section 6.1 below.

    3.5  Reject Wafer Protection.  After stable yields have been achieved, the
         -----------------------
parties shall agree on the standard yield per wafer, below 50% of which, Wafers may be rejected by the Customer for economic or reliability reasons. If ICW produces Wafers which can be shown by Customer's documented sort results and analysis to fall below this reject threshold, then ICW will credit Customer for the price Customer paid for the rejected wafers. If Customer requests Wafers to replace those rejected, ICW will, for two or fewer rejected lots, restart the lots within two weeks of the rejection. For greater numbers of Wafer lots, ICW will allocate capacity among ICW and all customers over a reasonable period of time until such time as the rejected Wafers are replaced.

                        SECTION 4.  MASK TOOLING SETS.

    4.1  Mask Ownership.  ICW acknowledges and agrees that data base and mask
         --------------
tooling sets are proprietary to Customer, and shall be and remain the property of Customer; be treated as Customer's confidential materials; be used only for the purpose of filling Customer's needs and for no other purpose; and will at all times contain Customer's trademark, mask work and copyright notices. ICW is responsible for replacing damaged or broken masks.

    4.2  Care and Confidentiality of Masks.  ICW agrees to exercise the same
         ---------------------------------
degree of care in protecting the property of Customer mask tooling sets as is exercised by ICW for information which ICW considers highly confidential and proprietary to ICW.

    4.3  Return of Masks.  Customer's tooling sets are to be returned to
         ---------------
Customer, with prior Customer notification, if ICW does not receive Customer forecasts for Wafers during any three (3) month period, or if Customer requests of ICW, in writing, the return of Customer's mask tooling sets.

     4.4         Vendor Selection.  ICW and Customer to jointly agree on mask
                 ----------------
vendor selection.

                  SECTION 5.  QUALIFICATION AND MODIFICATION.

    5.1  Engineering Lots.  ICW will manufacture engineering Wafers for such
         ----------------
Products as is specified in the purchase order described in Section 8 below.
The Wafer lot size for expedited Engineering Lots shall not be more than twelve
(12) Wafers. ICW will perform the electrical testing specified in the Acceptance Criteria and supply the test data to Customer with the engineering Wafers. Customer will promptly inspect the engineering Wafers and notify ICW of the results. If the engineering Wafers do not meet the Acceptance Criteria, Customer will give ICW reasonable detail of the problems, and the parties will cooperate to determine the reason for such failure. After the creation of new masks, if necessary, ICW will produce one new lot of engineering Wafers. If the analysis shows that ICW misprocessed the Engineering lot, the replacement lot will be run at ICW's expense; otherwise, Customer will pay the Net Price or Engineering Lot Price specified in Section 6 below.

    5.2  Successful Qualification.  Customer will notify ICW as soon as is
         ------------------------
practicable after delivery of prototype Wafers, of Customer's determination that the prototype Wafers meet the Acceptance Criteria set forth in Exhibit D.

    5.3  Agreement Upon Acceptance Criteria.  As part of the completion of the
         ----------------------------------
qualification process for each Product, the parties will agree on the Acceptance Criteria to be used for the acceptance of production lots of Wafers. Such Acceptance Criteria shall be reduced to writing and attached to this Agreement as Exhibit D and shall constitute the contractual standards according to which Customer shall conduct acceptance of the Wafers.

    5.4  Production Wafers Prior to Qualification.  The parties do not expect
         ----------------------------------------
that production quantities of Wafers of a Product will be manufactured prior to completion of the qualification process under Sections 5.1 through 5.3 above. However, if Customer wants ICW to manufacture production quantities of Wafers prior to qualification, the parties will agree on the terms before ICW accepts the purchase order, including the warranty, cancellation and rescheduling terms to apply to such order.

    5.5  Modifications After Qualification.
         ---------------------------------

    (a)  Changes to Acceptance Criteria.  If Customer or ICW desire to make any
         ------------------------------
changes to the Acceptance Criteria for any Product, they shall notify the other party in writing and negotiate the changes in good faith, including any changes in prices required by such modifications.

    (b)  Changes to Process.
         -------------------

         (i) Changes to Process that ICW Requests.  If, after qualification is
             ------------------------------------
completed successfully for any Product to be manufactured under this Agreement, ICW desires to make Process changes affecting the Product's form, fit or function, ICW will advise Customer of the intended change. If the proposed changes are unacceptable to Customer, Customer and ICW shall work together, in good faith, to resolve the issues and qualify the changed Process for making Wafers.

         (ii) Changes to Process that Customer Requests.  If, after
              -----------------------------------------
Qualification is completed successfully for any product to be manufactured under this Agreement, Customer desires to make a change to the Process, Customer shall make a written request to ICW. After reviewing the requested changes, ICW shall consider such request and, if appropriate, propose a development and qualification plan and associated charges. After completion of the development, ICW shall propose a Wafer price change, if any, associated with the Process change.

                   SECTION 6.  PRICES, CHARGES AND PAYMENTS.

    6.1  Net Price.  ICW shall charge Customer, and Customer shall pay, the "Net
         ---------
Price" for each Wafer. The "Net Price" shall be the Reference Price as defined in Sections 6.2 and 6.3 below less the Depreciation Discount described in
Section 6.4 below. The Reference Price(s) negotiated as of the time of the signing of this Agreement are provided on Exhibit E.

    6.2  Reference Price.  The Reference Price shall be the agreed-to market
         ---------------
price for Wafers that are comparable to those to be supplied by ICW in terms of the following criteria: (a) wafer size, (b) process technology, (c) wafer volumes per month, and (d) cycle times as set forth in Section 9.1 below.

    6.3  Reference Price Adjustments.  The Reference Price will remain fixed
         ---------------------------
during the term of this Agreement unless either party believes that market prices for comparable wafers, determined in accordance with the criteria in
Section 6.2 above, have changed during the preceding three (3) month period by more than five percent (5%).

    If either party believes that prices have changed by more than five percent (5%), it can initiate renegotiation of the Reference Price based on documented new market prices based on the comparability criteria set forth in Section 6.2 above; provided, however, that the Reference Price shall not increase or decrease by more than ten percent (10%) in any twelve month period or by more than twenty percent (20%) from the original Reference Price set forth in Exhibit E over the term of the Agreement. If the parties cannot agree on a new Reference Price, then until such time as both parties otherwise agree, the Reference Price shall be the lowest price ICW has negotiated for comparable wafers at comparable volumes.

    6.4  Depreciation Discount.  The Depreciation Discount shall be calculated
         ---------------------
as follows:

    (a) Amount.  The Depreciation Discount shall be calculated for each
        ------
Agreement Period using the following factors and formula:

Factors:

    . 20% of the Final Equipment Price plus 100% of the Property Tax to be paid by Customer during the then current Agreement Period. During the First Period the Final Equipment Price shall be deemed to be the amount set forth in Exhibit E, and shall be adjusted once the actual Final Equipment Price can be calculated.

    . ICW Capacity Commitment during the then current Agreement Period

    . Wafer Yield

Formula:

20% Final Equipment Price Plus 100% Property Tax
- - ------------------------------------------------ = Depreciation Discount/Wafer
ICW Capacity Commitment x Wafer Yield

For example: If the Final Equipment Price is $10 Million Dollars; the Property taxes for the applicable Agreement Period are $100,000; the ICW Capacity Commitment is 12,000 Wafers and the Wafer Yield is 95%, then the formula would be as follows:

                                2,100,000
                           ---------------------   = $184.00/Wafer
                           12,000 x 95% = 11,400

    (b) Maximum Cumulative Depreciation Discount.  During each of the Agreement
        ----------------------------------------
Periods, Customer shall receive a Depreciation Discount on each Wafer that Customer purchases or otherwise pays for under this Agreement, up to a maximum Discount amount that is equal to twenty percent of the Final Equipment Price plus property taxes on the Equipment that Customer is to pay during the Agreement Period.

    (c) Depreciation Discount for Wafers ICW Sells from Customer's Unused
        -----------------------------------------------------------------
Capacity.  If ICW sells any of Customer's unused Wafer capacity to other ICW
- - --------
customers in accordance with Section 7.2(e) below, then ICW shall pay Customer for each such Wafer sold in an amount equal to the Depreciation Discount that Customer would have been entitled to receive if Customer had purchased such Wafer. Such payments shall count toward the maximum annual Depreciation Discount specified in Section 6.4(b) above.

    (d) Unused Depreciation Discount.  Customer may apply any unused
        ----------------------------
Depreciation Discount incurred in any Agreement Period (under either Sections 6.4(b) or 6.4(c) above) during the next Agreement Period only, subject to the following limitations: (i) the amount of the unused Depreciation Discount applied to Customer's excess Wafer purchases shall not exceed twenty percent (20%) of the total Depreciation Discount that Customer was to receive during the preceding Agreement Period (not including Depreciation carried forward from other Agreement Periods); and (ii) in no case will ICW be obligated to supply a quantity of Wafers that is greater than the ICW Committed Capacity plus 5 percent during any Agreement Period. If Customer has not received the total ICW Capacity Commitment during the term of this Agreement, then:

         (i) to the extent the shortfall is attributable to Customer's failure to place Purchase Orders for the full ICW Capacity Commitment amount, Customer may carry forward the Depreciation Discounts that Customer would have been entitled to carry forward under Sections 6.4(b), (c) and (d) and 7.4 of this Agreement, had the Agreement remained in effect, and apply such amount as a per wafer discount agreement entered into between ICW and Customer in accordance with Section 3.2 above; and

         (ii) to the extent the shortfall is attributable to ICW's failure to supply the full ICW Capacity Commitment amount whether by reason of Force Majeure or otherwise, Customer may carry forward the Depreciation Discounts described in subsection (i) above, plus any additional Depreciation Discount amount up to maximum amount set forth in section 6.4 (b) above that was not available to Customer during the Agreement term because of ICW's failure, and apply such amount as a per wafer discount against wafer purchases under a subsequent wafer production agreement in accordance with Section 3.2 above.

    6.5  Hot Lots.  Prices for Engineering Lots ordered by Customer to be
         --------
delivered in less than the normal cycle times determined as per Section 9 below, will be as shown on Exhibit E attached.

    6.6  Setup Charges.  Standard setup for each Product is provided by ICW free
         -------------
of additional charges. The standard setup includes preparation of the lot traveler and photo stepper files. Any additional setup required by the Customer shall be defined by the Customer and ICW and the charge then agreed between ICW and Customer.

    6.7  Charges for Wafers Put on Hold or Scrapped. Customer agrees that it
         ------------------------------------------
will submit all Purchase Orders for Wafer starts in good faith, with the intent to complete the Wafer production. However, if Customer finds it necessary to scrap Wafers or place on hold and then scrap Wafers for which processing has begun, then Customer shall pay the Percentage of Net Prices for such wafers set forth in 6.7(b) below. These charges reflect the cost to ICW and the degree of difficulty in filling the hole created in the production line by the held Wafers.

    (a) Minimum Wafers. If Customer places two (2) or fewer lots of the same
        --------------
mask set on hold for ten (10) days or less, there will be no charges above the Net Price.

    (b) Partial Completion Charges.  If Customer directs ICW to place on hold
        --------------------------
Wafers started pursuant to purchase orders that Customer issued in accordance with Section 8 below, then unless the hold was for the minimum number of lots and days specified in Section 6.7(a) above, ICW shall invoice Customer in the week in which such Wafers were scheduled to be delivered at the percentages of Net Price shown below:


                              Number of Wafers Held
      %        ----------------------------------------------------
Completion     25-150    151-250    251-500    501-750    751-1,000
- - ----------     ------    -------    -------    -------    ---------
    0-20%           20%        35%        50%        75%         100%
   21-40%           40%        50%        65%        85%         100%
   41-60%           60%        65%        70%        90%         100%
   61-80%           80%        85%        90%        95%         100%
   81-100%         100%       100%       100%       100%         100%

The above percentages of Net Price vary with the indicated percentage of Wafer completion and the number of Wafers Customer ordered, held or scrapped. Percentage completion will be determined by dividing the number of masking steps completed at the time of holding by the total masking steps in a finished Wafer.

    (c) Wafers Restarted and Completed.
        ------------------------------

         (i) Wafer Completion Charges.  If after placing Wafers on hold,
             ------------------------
Customer directs ICW to process the Wafers to completion, then Customer will pay a completion charge which will be calculated by multiplying the Net Price by a percentage to complete represented by the ratio of the number of masking steps to be completed at the time of the hold to the total masking steps in a finished wafer.

         (ii) Daily Hold Charges  Customer shall pay a Hold Charge equal to one
              ------------------
percent (1%) of the Net Price for each day that Wafers are on hold, limited to the number of processing days remaining to completion. For example, maximum chargeable hold days would be as follows:

              -  Wafers held at Metal 2    7.5 days
              -  Wafers held at Metal 1    15  days
              -  Wafers held at Poly       28  days

    (d) Notice of Hold Charges and New Purchase Order.  When Customer releases
        ---------------------------------------------
Wafers from hold, ICW will notify Customer of: (i) the amount of the Wafer Completion Charges under 6.7(c) (i) above, (ii) the Daily Hold Charges, if any, under 6.7(c) (ii) above and (iii) the date(s) on which the Wafers are scheduled for completion. Customer will acknowledge these charges and will issue to ICW a new purchase order to cover the above charges. When the Wafers are delivered to the Customer ICW will issue an invoice to the Customer against this purchase order.

    (e) Payment of Hold Charges.  The invoices that ICW issues to Customer for
        -----------------------
all charges related to Wafers placed on hold and scrapped or restarted and completed shall be payable in accordance with the payment terms set forth in
Section 6.10 below.

    6.8  Scrapped Wafers Impact on Supply and Purchase Commitments.  One hundred
         ---------------------------------------------------------
percent (100%) of Wafers scrapped by Customer will count as Wafer Starts towards ICW's satisfaction of the ICW Capacity Commitment; however, only the percentage Customer pays for scrapped Wafers will count towards Customer's satisfaction of its minimum purchase requirements under Section 7.2 below. Customer's maximum Depreciation Discount amount for the applicable Agreement Period also will be reduced on a pro rata basis to reflect the percentage of the Depreciation Discount included in the Net Price for purposes of calculating the scrapping charge. If ICW causes wafers to be scrapped, replacement wafers do not count against Customer's Capacity Commitment.

    6.9  Performance Payment.  On or before the last day of this Agreement, if
         -------------------
during the Agreement Term ICW has supplied to Customer the ICW Capacity Commitment, or such fewer number of Wafers as Customer ordered during the Agreement Term and ICW has otherwise performed its obligations under this Agreement and the Operating Agreement, then Customer shall pay ICW a performance payment of U.S. $2 Million.

    6.10  Payment Terms.  Unless otherwise agreed upon by the parties, payment
          -------------
terms shall be net due thirty (30) days after the later of the date of ICW's invoice or delivery of the Products FOB ICW's factory, and shall be deemed late if not received within 10 business days thereafter. Late payments shall be subject to interest at the Bank of America Prime Rate in effect on the day that payment was due, plus one and one half percent (1 1/2%), or if such amount exceeds the maximum interest rate allowed by law, then such maximum interest rate shall apply. Each invoice submitted by ICW to customer shall contain the quantity and price of Wafers purchased and have the applicable Depreciation Discount, if any, applied to the order.

      SECTION 7.  FORECASTS, PURCHASE COMMITMENTS AND PRODUCTION REPORTS.

    7.1  Rolling Forecasts.  By the fifteenth work day of each month, Customer
         -----------------
will provide ICW a rolling forecast of its monthly volume requirement for the following six (6) months for Wafers by Process manufactured by ICW (the "Six Month Forecast"), the first three (3) months of which are binding on both parties, subject to the maximum ICW Capacity Commitment and adjustments under
Section 7.2 below. By the fifteenth working day of each second month in each calendar quarter, Customer will provide ICW a rolling forecast of its volume requirements for Wafers by Process for the following twelve (12) months. ICW will make its commercially reasonable best effort to produce Wafers as requested by the Customer's forecast.

    7.2  Purchase Commitments.  Customer and ICW agree that:
         --------------------

    (a) The first month of the Six Month Forecast is binding by Product and by
        -----------------------------------------
Quantity and is equivalent to an actual purchase order.

    (b) In the second month of the Six Month Forecast, Customer may adjust
        ---------------------------------------------
orders up or down five percent (5%) from the forecast. Customer may also make adjustments to the mix of Products.

    (c) In the third month of the Six Month Forecast, Customer may adjust orders
        --------------------------------------------
up or down ten percent (10%) from the forecast. Customer may also make adjustments to the mix of Products.

    (d) Forecasts beyond the first three (3) months represent Customer's best
        -------------------------------------------
estimate of Customer's Wafer requirement for the periods covered and do not constitute binding purchase commitments from Customer. However, Customer is subject to liability for Wafer orders that are less than eighty percent (80%) of the ICW Capacity Commitment, as described in Section 7.3 below.

    (e)  Unused Wafers.
         --------------

         (i)  During the first three months.  If any of the forecasts for the
              -----------------------------
first three (3) months of a Six Month Forecast are for less than one hundred percent (100%) of the ICW Capacity Commitment, then ICW may offer the unused Wafers to other customers.

         (ii)  During the second three months.  If any of the forecasts for the
               ------------------------------
fourth, fifth or sixth months of a Six Month Forecast are for less than the ICW Capacity Commitment, then ICW may offer the difference between the forecast amount and the ICW Capacity Commitment to other customers.

         (iii)  Revenues From Sales of Unused Wafers.  Any revenue ICW receives
                ------------------------------------
by selling Customer's unused Capacity Commitment to other ICW customers will be applied as follows:

              (i) first, to pay ICW the Net Price that it would have received from Customer;

              (ii)  then, to Customer as a Depreciation Discount if applicable;

              (iii) any balance shall be payable in its entirety, to ICW.

    7.3  Take or Pay:  Canceled Orders, and Forecasts and Purchases Below
         ----------------------------------------------------------------
Minimum Commitment.  If within the first three (3) month commitment window
- - ------------------
described in Section 7.2 above, Customer cancels orders or reduces forecasts below the minimum number of Wafers called for by the first three (3) month commitment criteria in Section 7.2, and if ICW is unable to sell the canceled Wafers or unused capacity to other customers, then ICW will invoice Customer and Customer shall pay ICW for the Wafers below minimum Purchase Commitment levels at Net Prices. If for months beyond the first three months Customer purchases less than eighty percent (80%) of the ICW Capacity Commitment, and if ICW is unable to sell such unused capacity to other customers, then Customer will be liable to ICW for any revenue shortfall below that which ICW would have received had Customer purchased at least eighty percent (80%) of the ICW Capacity Commitment.

    7.4  Production Reports.  ICW will provide a weekly production status report
         ------------------
to Customer indicating the quantity of Customer's Wafers by product at each production stage and the projected Wafer-out dates. ICW shall report weekly to Customer any projected late deliveries.

                         SECTION 8.  PURCHASE ORDERS.

    8.1  Placement of Purchase Orders.  Customer shall place purchase orders
         ----------------------------
("Purchase Orders") for such quantities of the Product(s) as and when it requires, subject to the requirements of Section 7.2 above. The Purchase Orders shall be open purchase orders for a fixed quantity of Wafer lots, and shall cover the next calendar month. Maximum lot sizes for expedited Engineering Lots shall be twelve (12) Wafers, and standard lot sizes for production Wafers shall be twenty-five (25) Wafers. Such Purchase Orders constitute firm purchase obligations on the part of Customer and shall be final subject to acceptance by ICW. ICW will accept the Purchase Order offer by written acknowledgment of the Purchase Orders placed. A partial shipment shall indicate acceptance only of that part of the Purchase Order. Any such written acknowledgment by ICW may vary the terms of the Purchase Order consistent with the terms and conditions of this Agreement.

    8.2  Content of Purchase Orders.  Each Purchase Order shall contain:
         --------------------------

    (a)  Products to be purchased;

    (b)  Quantities of Wafer Lots for each Product;

    (c)  Requested Shipment Date;

    (d)  Destination and requested carrier; and

    (e)  Confirmation of the Net Price for each Wafer.

                      SECTION 9.  PRODUCTION LEAD TIMES.

    9.1  Cycle Times.  Unless otherwise agreed to in writing by ICW, cycle times
         -----------
from ICW's acceptance of Customer's Purchase Order until delivery of the Product to Customer's selected transportation carrier shall vary by Process and shall be agreed to by the parties for each Product as part of the Process Descriptions in Exhibit B. For example, the Product lead times below are for fourteen (14) mask 0.6(mu), two (2) Metal six, (6) inch CMOS wafers:

                    Production               Engineering
                    ----------   ------------------------------------
                                 Lightning      Blast        Standard
                                 ---------      -----        --------
Full Cycle            7 weeks     21 days      32 days        7 weeks
Poly                  4 weeks     12 days      18 days        4 weeks
Metal 1               15 days      7 days      10 days        15 days

    9.2  Holidays.  ICW observes ten (10) national holidays.  These days and
         --------
other planned ICW foundry shut downs must be added to the cycle times shown above. ICW will provide Customer with a schedule of holidays and planned foundry shutdowns six (6) months in advance.

    9.3  Delivery Consistency.  ICW shall use its commercially reasonable best
         --------------------
efforts to achieve scheduled delivery times. However, since these delivery times correspond to the actual production cycles for Wafers, recovery in the case of misprocessing of Wafer lots may be incomplete and may occur in periods subsequent to those in which the wafers were originally scheduled to be delivered.

        SECTION 10.  ON-SITE INSPECTION AND MANUFACTURING INFORMATION.

    10.1  Right of Inspection.  Customer shall have the right to designate a
          -------------------
representative to enter ICW's Foundry, upon reasonable notice to ICW and at reasonable times that do not interfere with ICW's use of the Equipment, to inspect and examine the Equipment to ensure ICW's compliance with the terms and conditions of this Agreement. ICW may restrict such inspections to times when the Equipment is being used to manufacture Wafers for ICW. Customer shall be responsible for and indemnify and hold harmless Customer against any loss or damage arising out of its acts and omissions with respect to such inspections, including but not limited to loss arising from injury to person or property, while at the ICW's Foundry. Customer acknowledges that ICW's Foundry processes, Equipment configuration and wafer production for ICW customers constitute confidential information of ICW and its customers, and Customer agrees that it will sign a nondisclosure agreement in a form satisfactory to ICW, before Customer may enter ICW's Foundry. ICW shall be responsible for and indemnify and hold harmless Customer against any loss or damage that Customer's representative suffers during the course of such an inspection to the extent that such loss or damage is caused by ICW's negligence or willful misconduct; provided, however, that ICW shall only be liable if Customer's Worker's Compensation insurance does not cover the claim.

    10.2  Manufacturing Information.  Upon Customer's written request, ICW will
          -------------------------
make available for review, process control information, including but not limited to: Process and electrical test yield results, calibration schedules and parametric test results.

                       SECTION 11.  DELIVERY OF ORDERS.

    11.1  Transfer of Ownership.  Unless otherwise agreed to in writing between
          ---------------------
the parties, ICW shall deliver the Products to Customer or Customer's carrier FOB ICW Foundry. Title and risk of loss shall pass to Customer upon this delivery. ICW shall package the Products for secure shipment according to standard industrial manufacturing practices in consideration of the method of shipment chosen. The date of the bill of lading or other receipt issued by the carrier shall be conclusive proof of the date and fact of shipment of the Products.

    11.2  Partial Shipments.  Partial shipments are allowed, so long as full
          -----------------
shipment of the appropriate quantities are made by the delivery dates specified in the Purchase Order acknowledgment. Such partial shipments may be invoiced individually or in combination with all the other partial shipments made for the same Purchase Orders. Invoices for Wafers put on hold under Section 6.7 above shall be treated as a partial shipment and paid according to the terms in
Section 6.10 above.

               SECTION 12.  ACCEPTANCE, TESTING AND INSPECTION.

    12.1  Notification of Acceptance.  Customer shall accept all Wafers
          --------------------------
delivered under this Agreement that meet the Acceptance Criteria and the minimum good die yield thresholds established by the parties for such Wafers, and shall notify ICW in writing, within forty-five (45) days following the delivery of any Wafers, as to rejection thereof. If no notification indicating rejection is received by ICW within the above time period, then such Wafers shall be deemed accepted. If Customer rejects Wafers, then the Limited Warranty provisions of
Section 14 below, shall apply to such rejected Wafers.

    12.2  Customer Inspection of Product.  Customer may inspect the Product and
          ------------------------------
carry out testing, prior to acceptance, at its own facilities. Customer shall perform the inspection and testing pursuant to the methods set forth in the Acceptance Criteria provided in Sections 5.1, 5.2. and 5.3 above.

                     SECTION 13.  PROPRIETARY INFORMATION.

    13.1  Restrictions on Use and Disclosure of Proprietary Information.  Both
          -------------------------------------------------------------
parties agree to maintain Proprietary Information in strict confidence, not to make use thereof other than for the performance of this Agreement, to release it only to the receiving party's employees who have a reasonable need to know the same, and not to release or disclose it to any third parties, without the prior written consent of the disclosing party. The obligations set forth in this Section shall not apply to any information that: (a) is now or hereafter in public domain or otherwise becomes available to the public other than by breach of this Agreement by the receiving party, (b) has been rightfully in the receiving party's possession prior to receipt from the disclosing party, (c) is rightfully received by the receiving party from a third party, (d) is independently developed by the receiving party, and (e) is authorized by the disclosing party to be released or disclosed.

    13.2  Ownership.  All Proprietary Information and any copies thereof shall
          ---------
remain the property of the disclosing party, and no license or other rights is granted or implied hereby. The receiving party shall, upon the disclosing party's request, return the original and all copies of tangible Proprietary Information. Any masks generated by ICW from Customer's database tapes shall be the property of Customer, and will be returned to Customer upon request. ICW reserves all rights to any modifications or improvements to the Process and to any of its own Proprietary Information received or acquired during the course of performance of this Agreement.

    13.3  Survival of Obligation.  Obligations under this Section shall survive
          ----------------------
the termination or expiration of this Agreement for three (3) years from the date of termination or expiration.

                        SECTION 14.  LIMITED WARRANTY.

    14.1  Product Warranty.  ICW warrants that the Products delivered under this
          ----------------
Agreement shall be free from defects in material and workmanship under normal use for a period of one (1) year from the date of shipment. If, during the one
(1) year period, (a) ICW is notified promptly in writing upon discovery of any defect in the Products, including a detailed description of the alleged defect,
(b) Customer obtains a Return Material Authorization number for such Products and returns the Products to ICW with the RMA marked on the outside of the package, and (c) ICW's examination of such Products reveals that such Products are indeed defective and the claimed defect is not caused by accident, abuse, misuse, neglect, improper installation, assembly, repair or alteration by someone other than ICW, or improper testing, then ICW shall, at its option, either repair, replace, or credit Customer for such defective Products.

    ICW shall return any Products repaired or replaced under this warranty to Customer transportation prepaid. The performance of this warranty shall not act to extend the one (1) year warranty period for any Products repaired or replaced beyond that period applicable to such Products as originally delivered.

    14.2  Limitation on Warranty.  The foregoing warranty constitutes ICW's
          ----------------------
exclusive liability, and Customer's exclusive remedy for any defects in material, workmanship or performance of the Products.

    THE FOREGOING WARRANTY SHALL BE EXCLUSIVE AND IN LIEU OF ANY AND ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY DISCLAIMED.

    14.3  ICW Inspection of Defective Products.  Prior to Customer's return of
          ------------------------------------
allegedly defective Products by Customer pursuant to Section 14.1 Customer shall first afford ICW the opportunity upon ICW's request, to inspect the allegedly defective Products at Customer's facilities. If ICW thereby determines that the alleged Product defects are caused by defects in material or workmanship of ICW, then Customer shall be entitled to repair, replacement or credit under Section 14.1.

                      SECTION 15.  INTELLECTUAL PROPERTY.

         15.1  Indemnity.  Subject to Sections 15.2 and 15.3 below, ICW shall,
               ---------
at its expense and at Customer's request, defend any claim, or suit or proceeding brought against Customer, to the extent that it is based solely on a claim that one or more of the Processes used by ICW pursuant to this Agreement infringes any patent, copyright, trade secret or other proprietary rights of a third party under the laws of the United States, and ICW shall pay any costs and damages awarded against Customer by a final, non-appealable court judgment or by a settlement entered into by ICW, to the extent that such costs and damages are attributable to such claim, suit or proceeding provided that:

    (a) Customer gives ICW reasonably prompt notice in writing of any such claim or, suit or proceeding; and permits ICW, through counsel of its choice, to answer the charge of infringement and defend such claim, or suit or proceeding
(b) Customer provides ICW information, assistance and authority, at ICW's expense, to enable ICW to defend such suit or proceeding; (c) ICW shall have sole authority to settle the claim, suit or proceeding and shall not be responsible for any settlement made by Customer without ICW's prior written permission; and (d) if the claim, suit or proceeding alleges infringement by both a Product and the Process, ICW will have no obligations under this Section 15.1, unless the Product infringement is alleged to have been cause solely by the Process used to manufacture such Product.

    15.2  Liability for Compliance with Customer Instructions.  ICW shall have
          ---------------------------------------------------
no liability under this Agreement for any claim, suit or proceedings where infringement is directly attributable to ICW's compliance with or implementation of any of Customer's instructions, specifications, design or requirements which deviate from or modify ICW's Process, the Process (insofar as the Process or any part thereof has been provided by Customer to ICW), or other information or materials provided by Customer to ICW, for the performance of this Agreement. Customer shall, at its expense and ICW's request, defend any such claim, suit or proceeding brought against ICW alleging infringement under the laws of the United States, and Customer shall pay any costs and damages awarded against ICW by a final non-appealable court judgment or by a settlement entered into by Customer, to the extent that such costs and damages are attributable to such claim, suit or proceeding, provided that:

    (a) ICW gives Customer reasonably prompt notice in writing of any such claim, suit or proceeding, and permits Customer, through counsel of its choice, to answer the charge of infringement and defend such claim, suit or proceeding;
(b) ICW provides Customer information, assistance and authority, at Customer's expense, to enable Customer to defend such claim, suit or proceeding; and (c) Customer shall not be responsible for any settlement made by ICW without Customer's written permission.

    15.3  Disputes Concerning Process Rights.  If the court or a settlement
          ----------------------------------
enjoins the use of the Process by ICW or if, in ICW's opinion, the Process is likely to become the subject of a claim of infringement, ICW shall have the option to modify such Process so that it becomes non-infringing, or substitute a substantially equivalent non-infringing process. ICW shall have no obligation under Section 15.1 above for any claim or suit if ICW has offered a modification or replacement of the Process, and the claim or suit or liability results from Customer's failure to permit the use of the modified or replacement Process or to otherwise modify its Product so as to enable ICW to use such modified or replaced Process.

    15.4  Entire Liability.  The foregoing states the entire liability and
          ----------------
exclusive remedies of ICW and Customer for infringement by the Products, the Process and the production of the Products furnished under this Agreement.

                     SECTION 16.  LIMITATION OF LIABILITY.

    ICW shall have no liability to Customer or to any end user with respect to claims arising out of the use of the Products for ultrahazardous activities, such as airplane navigation systems, life support systems, or nuclear facilities, and Customer hereby indemnifies ICW and holds ICW harmless from any and all claims, damages, liabilities, cost and expenses arising out of the use of the products for such activities. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS AND LOSS OF USE) RESULTING FROM, ARISING OUT OF OR IN CONNECTION WITH SUCH PARTY'S PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT, OR RESULTING FROM, ARISING OUT OF OR IN CONNECTION WITH ICW'S PRODUCING, SUPPLYING, AND/OR SALE OF THE PRODUCTS OR WAFERS OR ANY PART THEREOF, WHETHER DUE TO A BREACH OF CONTRACT, BREACH OF WARRANTY, TORT, OR NEGLIGENCE OF ICW, OR OTHERWISE. This section does not eliminate ICW's liability for actual damages, but in no event shall the aggregate amount of damages payable by ICW for claims arising out of this Agreement other than for claims under Sections 10 or 15 above, exceed the actual cost to Customer of acquiring up to 6,000 replacement Wafers up to a maximum dollar amount of $300 per such replacement Wafer.

                         SECTION 17.  EXPORT CONTROL.

    Export of Products may require export authorization from the U.S. Department of Commerce. Customer will indemnify ICW against any cost of liability resulting from Customer's failure to obtain such authorization.

                      SECTION 18.  TERM AND TERMINATION.

    18.1  Term.  The term of this Agreement shall be five (5) years commencing
          ----
from the Foundry Ramp Completion Date.

    18.2  Termination.  This Agreement may be terminated by either party if the
          -----------
other party (a) breaches any material provision of this Agreement and does not cure or remedy such breach within six (6) months of written notice of breach;
(b) becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors if such petition or proceeding is not dismissed with prejudice within sixty (60) days after filing. ICW shall not be in material breach of this Agreement if during an Agreement Period it is able to supply Wafer Starts equal to at least seventy percent (70%) of the ICW Capacity Commitment for that Agreement Period.

    If Customer is the breaching party under this Section 18.2, then ICW shall be entitled to stop the production of Wafers upon giving notice to Customer, and Customer shall be obligated to pay for all finished Wafers and work-in-process (partially finished Products) which are identifiable to this Agreement, at the purchase prices set forth in Section 6 without prejudice to damages that may be claimed by ICW due to Customer's breach.

    If ICW is the breaching party under this Section 18.2, then, at Customer's request, ICW will complete all outstanding Purchase Orders and accept three months of additional Purchase Orders for a "last time" buy, provided that such Purchase Orders shall be subject to the terms and conditions of this Agreement.

    The parties acknowledge that ICW will need to complete its fab expansion program to provide the wafers under this Agreement. The parties further acknowledge that such fab expansion will require additional Equipment purchases, and that Customer will fund only a portion of such costs. As a result, notwithstanding anything to the contrary (whether in this Agreement or any other agreement), either party may terminate (without any penalty or liability) this Agreement if by January 31, 1996, ICW has not received commitments of at least Thirty Million ($30,000,000) to fund such fab expansion (including Equipment) and does not have at least two (2) Participating Customers.

    18.3  Survivability of Specific Sections.  Sections 4, 6, 13, 14, 15, 16,
          ----------------------------------
18.3, 20, 22 and 23 shall survive the termination or expiration of this Agreement.

                          SECTION 19.  FORCE MAJEURE.

    Neither party shall be responsible for any delay or failure to perform under this Agreement (other than with respect to payments due under this Agreement) if such delay or failure is caused by unforeseen circumstances or to causes beyond its control, including but not limited to acts of God, war, riot, embargoes, labor stoppages, acts of civil and military authorities, fire, floods, earthquakes or accidents beyond the control of the party.

                          SECTION 20.  NON-PUBLICITY.

    No publicity or information regarding the existence or contents of this Agreement shall be given or released by either party without the prior written consent of the other party, except to the extent required under applicable securities laws, to the party's certified public accountant and attorneys, or in response to a valid subpoena, provided that the responding party, shall first give notice of and a copy of the subpoena to the other party, and the other party shall have an opportunity to request a protective order preventing the release of information. Promptly upon execution of this Agreement, the parties shall agree to a joint press release, announcing this Agreement.

                           SECTION 21.  ASSIGNMENT.

    Neither party shall delegate any obligations under this Agreement or assign this Agreement or any interest or rights hereunder without the prior written consent of the other party, which consent shall not unreasonably be withheld. Either party may assign this Agreement to a successor to all or substantially all of its assets or to a majority of its voting stock. The surviving party is bound to the terms of this Agreement.

                          SECTION 22.  GOVERNING LAW

    This Agreement shall be governed by and construed in accordance with the laws of the State of California. The parties consent to the exclusive jurisdiction and venue of the state courts located in and serving Santa Clara County, California.

                              SECTION 23.  NOTICE

    All notices required or permitted to be sent by either party to the other party under this Agreement shall be sent by registered mail postage prepaid, or by personal delivery, or by fax. Any notice given by fax shall be followed by a confirmation copy within ten (10) days. Notices shall be deemed given upon receipt by the intended recipient. Unless changes by written notice given by either party to the other, the addresses and fax numbers shall be:

     To IC Works:   3725 North First Street
                    San Jose, CA 95134-1700
                    Tel:  (408) 922-0202
                    Fax:  (408) 922-0833

     To Customer:   TELCOM SEMICONDUCTOR, INC.
                    1300 Terra Bella Avenue
                    Mountain View, CA 94039-9267
                    Tel:  (415) 968-9241
                    Fax:  (415) 940-9833
                    Attention: ___________________

              SECTION 24.  TERMS TO OTHER PARTICIPATING CUSTOMERS

     ICW agrees that the terms and conditions of the Wafer Production Agreement signed by other Participating Customers will be no more favorable, in any material respects, to such Participating Customers than the terms of this Agreement are to Customer.

                             SECTION 25.  HEADINGS

          The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement for any purpose.

                    SECTION 26.  EXECUTION IN COUNTERPARTS.

  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.

                         SECTION 27.  ATTORNEYS' FEES.

If any action at law or in equity, including an action for declaratory relief or injunctive relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees in addition to any other relief to which the party may be entitled.

                         SECTION 28.  ENTIRE AGREEMENT.

          This Agreement and attached Exhibits A, B, C, D and E and the Stock Purchase Agreement and Operating Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes and replaces all prior or contemporaneous understandings, agreements, dealings, and negotiations, oral or written, regarding the subject matter. Any terms and conditions listed in the Purchase Orders placed by Customer under this Agreement shall not constitute part of this Agreement, nor affect or revise the terms and conditions of this Agreement, even in cases such Purchase Orders are signed and returned by ICW, unless both parties expressly agree in writing to include any such terms or conditions in the Agreement. No modification, alteration or amendment of this Agreement shall be effective unless in writing and signed by both parties. No waiver of any breach or failure by either party to enforce any provision of this Agreement shall be deemed a waiver of any other or subsequent breach or a waiver of future enforcement of that or any other provision.

          IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed in duplicate on their behalf by their duly authorized officers and representatives on the date given above.

IC WORKS, Inc.                    CUSTOMER



By /s/ ILBOK LEE                    By /s/ PHILLIP M. DRAYER
   -------------------------           ---------------------------
Name Ilbok Lee                      Name Ilbok Lee
     -----------------------             -------------------------
Title President & CEO               Title CEO
      ----------------------              ------------------------
Date November 2, 1995              Date November 2, 1995
     -----------------------            --------------------------

                                EXHIBITS LIST
                                -------------


Exhibit A       Foundry Ramp

Exhibit B       Process Description

Exhibit C       Technology Road Map

Exhibit D       Acceptance Criteria

Exhibit E       Reference Production Prices and Engineering Lot Prices

                                                                       Exhibit A

                             FOUNDRY RAMP SCHEDULE


          [INSERT WAFER START PLAN DURING 5" TO 6" CONVERSION CHART]

                                                                        Exibit B



                              PROCESS DESCRIPTION


                  PROCESS                              CYCLE TIME
                  -------                              ----------
                  0.6(mu) 1P/2M CMOS                     7 Weeks

                              TECHNOLOGY ROAD MAP

- - ------------------------------------------------------------------------------------------------------------------------------
                                            1995                    1996                 1997                  1998
- - ------------------------------------------------------------------------------------------------------------------------------
CMOS           Design Rule                0.6(mu)                 0.5(mu)               0.45(mu)               0.35(mu)
- - ------------------------------------------------------------------------------------------------------------------------------
               Poly Layers                1 or 2                  1 or 2                1 or 2                 1 or 2
- - ------------------------------------------------------------------------------------------------------------------------------
               Metal Layers               1 or 3                  1 or 3                1 or 3+                1 or 3+
- - ------------------------------------------------------------------------------------------------------------------------------
               Gate Oxide Thickness     140A/120A                100-120A                100A                  80-90A
- - ------------------------------------------------------------------------------------------------------------------------------
               Operating Voltage         5 0V/3 3V            3.3V/2.5 5V/5 0V         3.3V/2.5V             3.3V/2.5V
- - ------------------------------------------------------------------------------------------------------------------------------
               Comments                 Poly Capacitor                                 Enhanced LOCOS           CMP
                                        Poly Resistor                                  Isolation               W-Plus
                                        SOG
                                        Hot Metal
- - ------------------------------------------------------------------------------------------------------------------------------
               Masking Steps (w/o ESD)       14                     14                    14               15 (Estimated)
               (1-Poly, 2 Metal)
- - ------------------------------------------------------------------------------------------------------------------------------
BICMOS         Design Rule                 0.8(mu)                0.7(mu)                0.6(mu)                TBD
- - ------------------------------------------------------------------------------------------------------------------------------
               Poly Layers                    2                      2                     2
- - ------------------------------------------------------------------------------------------------------------------------------
               Metal Layers                   2                      2                     2
- - ------------------------------------------------------------------------------------------------------------------------------
               IT                          12 GHz                 18 GHz                  22 GHz
- - ------------------------------------------------------------------------------------------------------------------------------
               Operating Voltage            5.0V                  5.0V/3V                 3V
- - ------------------------------------------------------------------------------------------------------------------------------
               Comments                 Poly Resistor         Complementary Bipolar
                                        Metal Capacitor       Trench Isol.
                                                              Self-aligned Emitter
                                                              Scollky Diode
- - ------------------------------------------------------------------------------------------------------------------------------
               Masking Steps                  24                   25-29                  TBD
- - ------------------------------------------------------------------------------------------------------------------------------

                                                              [LOGO OF IC WORKS]

                                                                       EXHIBIT ?

                ELECTRICAL SPECIFICATION & ACCEPTANCE CRITERIA

For each production lot or prototype lot, five wafers, shall be tested electrically by IC WORKS upon completion of processing. In the case where less than five wafers are present in the lot, all wafer shall be tested. For each wafer, one test site shall be measured. Acceptance of te lot shall be based on all measured parameters to fall with the specified limits in the following table.

- - ------------------------------------------------------------------------------
Parameter              0.8(mu)            0.6(mu)           0.5(mu)   0.35(mu)
                         CMOS              1P3M              2P3M      2P3M
                                            CMOS             CMOS        CMOS
==============================================================================
Vtn (Volts)           0.7 -- 0.9        0.55 -- 0.75          TBD       TBD
- - ------------------------------------------------------------------------------
Idsatn (uA/.um)       360 -- 420         390 -- 450           TBD       TBD
- - ------------------------------------------------------------------------------
Idsatn (uA/.um)       360 -- 420         390 -- 450           TBD       TBD
- - ------------------------------------------------------------------------------
Bvdssn (Volts)     (greater than) 10    (greater than) 10     TBD       TBD
- - ------------------------------------------------------------------------------
Vtp                 -1.05 -- 0.85       -10 -- 450            TBD       TBD
- - ------------------------------------------------------------------------------
                                                              TBD       TBD
- - ------------------------------------------------------------------------------

Note:

Above table is for example purposes only. Actual specifications to be provided.

                                                              Exhibit E - Telcom


I.   CAPACITY COMMITMENT
     -------------------

ICW Capacity Commitment: 1000 0.6(mu) 1P/2M Wafer/month. This 1000 Wafer Start commitment is denominated in terms of a 14 mask single poly, double metal CMOS process which entails a manufacturing complexity factor of 1.0. The numbers of Wafer Starts will be decreased as complexity increases. For example, assuming a 1000 wafer start commitment, the committed wafer starts for a 16 mask single poly triple metal CMOS process with a complexity factor of 16 over 14 or 1.142, would be 875, or 1000 divided by 1.142.



II.  REFERENCE PRICE FOR PRODUCTION WAFERS
     -------------------------------------

Wafer      Process    Process          --------------- Mask Layers -------------
Size       Geometry      Type           12     14     16    18    20    24    26
- - --------   --------   -------           --     --     --    --    --    --    --
6"          0.60(mu)  1P/2M CMOS              $950


III. DEEMED FINAL EQUIPMENT PRICE
     ----------------------------

     $ 10,000,000.00


IV.  PRICES FOR ENGINEERING LOTS -- 6"
     ---------------------------

     Process                 Lightning   Blast   Standard*
     -------                 ---------   -----   ---------

     0.80(mu) 1P/2M             $52K      $35K      $25K

     0.60(mu) 1P/2M             $52K      $35K      $25K

     0.60(mu) 1P/3M             $60K      $40K      $30K

* Shall consist of 25 Wafer Lot